WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-1 Trust

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortgage Securities Corp.
Seller

Washington Mutual Bank
Servicer

LaSalle Bank National Association
Trustee

January 26, 2006

Closing Date(approximate)	January 27, 2006
Investor Settlement Date(approximate)	January 30, 2006
First Distribution Date	February 25, 2006
Cut-Off Date	January 1, 2006

Important Notice About Information Presented in this
Free Writing Prospectus

The securities described in this free writing prospectus may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this free writing prospectus in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) a form of prospectus supplement which, along with this free writing prospectus, describes more specifically the terms of your series of certificates. This free writing prospectus does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this free writing prospectus is  and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior free writing prospectus relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire free writing prospectus and the prospectus and the form of prospectus supplement we will provide you. You may obtain a copy of the prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS FREE WRITING PROSPECTUS  REFLECTS THE CHARACTERISTICS OF THE MORTGAGE POOL AS OF 1/01/06. THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE, WHICH IS 01/01/06. ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this free writing prospectus. The mortgage-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-1
Trust

The Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2006-1 Trust will issue securities related to one or more loan groups, each of which will have one or more related classes of senior certificates and one or more classes of subordinate certificates.  If there are multiple loan groups included in the final structure, all loan groups may be completely or partially cross-collateralized.  With respect to any LIBOR Certificate under consideration, a yield maintenance agreement (“YMA”) may be purchased from an approved counterparty.  A YMA, dependent upon LIBOR certificates, is intended to partially mitigate the risk of LIBOR exceeding a predetermined value, in which case the mortgage loans will not generate enough interest to pay the full certificate interest rate on the related LIBOR certificate.  The YMA counterparty will be obligated to make payments under the YMA to the Trust based on an agreed upon formula.  The final structure based on the above collateral groups is described here:

Group 1  Paydown Structure Rules

1. Pay Class 1A1 and Class 1A2 pro-rata until retired.

Size:	~26mm
Type:	15yr jumbo
Group Pass-Through Rate:	5.50%
Pricing Speed:	100% PPC (8 -> 20CPR / 12 months)
AAA support bonds:	Yes. Class 1A2 will support 1A1.
NAS Bonds :	None.
Z-Bonds :	None.
Accretion Directed Certificates:	None.
LIBOR Certificates:	None.
Inverse LIBOR Certificates:	None.
Yield Maintenance Agreement:	None.
Initial LIBOR:	None.
Interest Only Certificates:	None.
Accrual date:	01/01/2006
LIBOR Certificates Accrual date:	None.

Group 2  Paydown Structure Rules

1. Pay Class 2CB1, 2CB2, and 2CB3 pro-rata until retired.

Size:	~101mm
Type:	30yr conf 100% Non-Owner Occupied
Group Pass-Through Rate:	7.00%
Pricing Speed:	100% PPC (8 -> 20CPR / 12 months)
AAA support bonds:	Yes. Class 2CB3 will support Class 2CB2.
NAS Bonds :	None.
Z-Bonds :	None.
Accretion Directed Certificates:	None.
LIBOR Certificates:	None.
Inverse LIBOR Certificates:	None.
Yield Maintenance Agreement:	None.
Initial LIBOR:	None.
Interest Only Certificates:	None.
Accrual date:	01/01/2006
LIBOR Certificates Accrual date:	None.

Group 3  Paydown Structure Rules

1. At the beginning of each period, please set the following variables:
a. FixedAmt1 = $1,000
b. FixedAmt2 = $935,000
2. Pay the accrual from Class 3A7 in the following manner:
a. For the distribution date pay FixedAmt1 in the following manner:
i. Pay to Class 3A4, Class 3A6, Class 3A8, and Class 3A9 pro-rata until retired.
ii. Pay to Class 3A3 until retired.
b. For the distribution date pay FixedAmt2 in the following manner:
i. Pay to Class 3A2 until retired.
c. Pay to Class 3A4, Class 3A6, Class 3A8, and Class 3A9 pro-rata until retired.
d. Pay to Class 3A3 until retired.
e. Pay to Class 3A2 until retired.
f. Pay Class 3A7.
3. Pay the accrual from Class 3A3 in the following manner:
a. For the distribution date pay to Class 3A4, Class 3A6, Class 3A8, and Class 3A9 pro-rata until retired.
b. Pay to Class 3A3.
4. Pay Class R until retired.
5. Pay Class 3A1 and Class 3A10 its priority amount until retired.
6. Pay FixedAmt1 for the distribution date in the following manner:
a. Pay Class 3A4, Class 3A6, Class 3A8, and Class 3A9 pro-rata until retired.
b. Pay Class 3A3 until retired.
7. Pay FixedAmt2 for the distribution date to Class 3A2 until retired.
8. Pay Class 3A4, Class 3A6, Class 3A8, and Class 3A9 pro-rata until retired.
9. Pay Class 3A3 until retired.
10. Pay Class 3A2 until retired.
11. Pay Class 3A7 until retired.
12. Pay Class 3A1 and Class 3A10 pro-rata until retired.

Size:	~252mm
Type:	30yr jumbo Alt A
Group Pass-Through Rate:	5.75%
Pricing Speed:	100% PPC (8 -> 20 CPR /12 months)
AAA Support Bonds:	Yes. Class 3A10 supports Class 3A1 and Class 3A2. 79.05424% of the Class 3A10 balance up to $2,842,000 will support 3A2. 20.94576% of the Class 3A10 balance up to $753,000 will support 3A1.
NAS Bonds:	Yes. Class 3A1 and Class 3A10. Locked out of scheduled and prepay for 60 months. The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).
Z-Bonds:	Yes. Class 3A3 and Class 3A7.
Accretion Directed Certificates:	Yes. Class 3A2, Class 3A4, Class 3A6, Class 3A8, Class 3A9, and Class 3A3.
LIBOR Certificates:

For Class 3A4: Rate = 1_Mo_LIBOR plus 1.00, Floor = 1.00%, Hard Cap = 5.50%.  Corridor Cap = 9.50%.  The initial coupon is 5.54%.  Zero day delay. For Class 3A8: Rate = 1_Mo_LIBOR plus 0.35, Floor = 0.35%, Hard Cap = 7.50%.  The initial coupon is 4.89%.  Zero day delay.

Inverse IO Certificates:	For Class 3A5: Rate = 4.50 minus 1_Mo_LIBOR. Floor = 0.0%, Cap = 4.50%. Notional balance follows Class 3A4. The initial coupon is 0.00%. Zero day delay.
Inverse LIBOR Certificates:	For Class 3A9: Rate = 19.6625 – (1_Mo_LIBOR * 2.75). Floor = 0.00%, Cap = 19.6625. The initial coupon is 7.1775%. Zero day delay.
Initial LIBOR:	4.54%.
Cap Contract:

For Class 3A4: The Cap contract was generated at 100 PPC and will extend the expected life of the bond.  The cap contract will be in effect through the December 25, 2010 pay date.  The lower strike will be 4.50% and the upper strike will be 8.50%.  The cap of the floater in any given period will be 9.50%.  The cap contract is for Class 3A4 and will not be available for Class 3A5.  The notional balance of the cap contract will never exceed the balance of Class 3A4.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is Bear Stearns.

Accrual date:	01/01/2006
LIBOR Cert. Accrual date:	01/25/2006

Group 4  Paydown Structure Rules

1. Pay Class 4CB until retired

Size:	~102mm
Type:	30yr conf
Group Pass-Through Rate:	6.50%
Pricing Speed:	100% PPC (8 -> 20CPR / 12 months)
NAS Bonds :	None.
Z-Bonds :	None.
Accretion Directed Certificates:	None.
LIBOR Certificates:	None.
Inverse LIBOR Certificates:	None.
Yield Maintenance Agreement:	None.
Initial LIBOR:	None.
Interest Only Certificates:	None.
Accrual date:	01/01/2006
LIBOR Certificates Accrual date:	None.

Group 5  Paydown Structure Rules

1. Pay the accrual from Class 5CB3 in the following manner:
a. Pay to Class 5CB4 and Class 5CB5 pro-rata until retired.
b. Pay to Class 5CB3.
2. Pay Class 5CB1 and Class 5CB6 its priority amount until retired.
3. Pay Super-NAS Class 5CB2 its priority amount until retired.
4. Pay Class 5CB4 and 5CB5 pro-rata until retired.
5. Pay Class 5CB3 until retired.
6. Pay Class 5CB2 until retired.
7. Pay Class 5CB1 and Class 5CB6 until retired.

Group Pass-Through Rate:	5.75%
Pricing Speed:	100% PPC (8 -> 20 CPR /12 months)
NAS Bonds:	Yes. Class 5CB1 and Class 5CB6. Locked out of scheduled and prepay for 60 months. The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).
Super-NAS Bonds:

Yes.  Class 5CB2.  For Class 5CB2, locked out of all principal for 60  months.  The priority fraction is (Balance of Total NAS + Catalyst) / (Sum of Classes 5CB2, 5CB4, 5CB5, and 5CB3) * NAS Shift Percentage).  The NAS will at most receive 99.00% of the total principal distribution to Classes 5CB2, 5CB4, 5CB5, and 5CB3 in the aggregate.  The Super NAS Catalyst is $11,000,000.  This bond has the same standard NAS shift percentage as Classes 5CB1.

Z-Bonds:	Yes. Class 5CB3.
Accretion Directed Certificates:	Yes. Class 5CB4 and 5CB5.
AAA Support Bond:

Yes.  Class 5CB5 and Class 5CB6.  Class 5CB5 will support Class 5CB4.  Class 5CB6 will support 5CB1 and 5CB2.  50.75319% of the Class 5CB6 balance up to $876,000 will support Class 5CB2.  49.24681% of the Class 5CB6 balance up to $850,000 will support 5CB1.

LIBOR Certificates:	None.
Inverse LIBOR Certificates:	None.
Initial LIBOR:	None.
Certificate Interest Rate:	The certificate interest rate will equal the Group Pass-Through Rate.
Interest Only Certificates:	None.
Principal Only Certificate:	None.
Accrual date:	01/01/2006
LIBOR Certificates Accrual date:	None.

Notes

Closing date:	01/30/2006
Accrual date:	01/01/2006
Floater accrual date:	01/25/2006
First pay date:	02/25/2006
Clean-up call:	10%
WACIO:	Groups 1-5 will be crossed to form CX normalized to 6.50%.
WACPO:	Groups 1-5 will be crossed to form CP.
Prepay Bond:	PPP, same as previous deals.
Subordinates:	Groups will be crossed to form B1, B2, B3, B4, B5,
and B6.